DRESDNER RCM CAPITAL FUNDS, INC.

ARTICLES OF AMENDMENT
TO ARTICLES OF INCORPORATION


	Dresdner RCM Capital Funds, Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore City (hereinafter called the
Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The Charter of the Corporation is hereby
amended by amending the name of the corporate series of stock entitled Dresdner RCM Growth Equity Fund to Dresdner
RCM MidCap Fund.


SECOND:	The amendment to the Charter of the
Corporation as set forth above has been approved by at least a majority of the Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2.605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dresdner RCM Capital Funds,
Inc. has caused these Articles of Amendment to be executed by its President and witnessed by its Assistant Secretary on this 8th day of December, 1999. The President of the Corporation who signed these Articles of Amendment acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all materials respects.

WITNESS:		DRESDNER RCM CAPITAL FUNDS, INC.

By:/s/Karin Brotman		By:/s/Anthony Ain
Karin Brotman			      Anthony Ain
Assistant Secretary		      President
Page 1	Dresdner RCM Global Investors
	December 8, 1999